SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. 2)

Filed by the Registrant | |

Filed by a party other than the Registrant |X|

Check the appropriate box:
|X| Preliminary proxy statement           |_|  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
|_| Definitive proxy statement
|_| Definitive additional materials
|_| Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                  DESIGNS, INC.

                (Name of Registrant as Specified in Its Charter)

                            JEWELCOR MANAGEMENT, INC.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
         |X|      No fee required.
         |_|      Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                  and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

         |_|      Fee paid previously with preliminary materials.

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                         ANNUAL MEETING OF STOCKHOLDERS
                                OF DESIGNS, INC.
                        TO BE HELD ON SEPTEMBER 22, 1999


                               PROXY STATEMENT OF
                            JEWELCOR MANAGEMENT, INC.
                   IN OPPOSITION TO THE BOARD OF DIRECTORS OF
                                  DESIGNS, INC.
              AND IN SUPPORT OF PROPOSAL TO TERMINATE "POISON PILL"

TO ALL STOCKHOLDERS OF DESIGNS, INC.:

                  This Proxy Statement and the accompanying WHITE PROXY CARD are being furnished by Jewelcor Management, Inc., a Nevada corporation ("JMI"), to the stockholders of Designs, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies to be used at the 1999 annual meeting of the stockholders of the Company and any adjournments or postponements thereof (the "Annual Meeting"). JMI understands that the Company plans to hold the Annual Meeting on September 22, 1999 at 1:00 P.M. local time at One Post Office Square, Boston, Massachusetts 02019.

                  JMI is soliciting your proxy (i) to elect John J. Schultz, Jeremiah P. Murphy, Jr., Joseph Pennacchio, Robert L. Patron and Jesse H. Choper, and (the "JMI Nominees") to the Board of Directors of the Company at the Annual Meeting and (ii) to adopt JMI's proposal to terminate the Company's Shareholder Rights Agreement, commonly known as a "Poison Pill," dated as of May 1, 1995, and all amendments thereto (the "Poison Pill"). JMI is proposing a slate of nominees for the Board of Directors because it believes a new Board is needed to seek to reverse the Company's decline and pursue ways to enhance shareholder value. It believes termination of the Company's Poison Pill is in the best interest of shareholders, among other things because, in JMI's opinion, many institutional investors may view a poison pill as having a negative effect on the price of stock. Each director of the Company will be elected for a term of one (1) year expiring at the 2000 annual meeting, each until their successors are duly elected and qualified.

                  According to the preliminary proxy statement filed by the Company's management, the current Board of Directors has determined that the Board of Directors to be elected at the Annual Meeting, which previously included six members, shall consist of only five members, and that one of the present directors, Stanley Berger, will not be nominated for re-election.

                  If they are elected to the Board, the five current JMI Nominees intend to vote to expand the Board to six members and elect Peter R. McMullin to fill the resulting vacancy. In addition, if they are elected to the Board, the JMI Nominees intend to contact Mr. Berger and seek to invite him to join the Board. Mr. Berger is the Founder, current Chairman of the Board of Directors and former Chief Executive Officer of the Company. Although there can be no assurance that Mr. Berger would agree to serve as a member of the Board of Directors if asked, JMI believes that Mr. Berger's continued involvement with the Company would benefit the shareholders.

                  JMI understands that the Company has fixed August 5, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. According to the information supplied by the Company's transfer agent, as of the Record Date there were 15,977,952 shares of Common Stock outstanding.


            YOUR VOTE IS IMPORTANT - VOTE FOR EACH OF JMI's PROPOSALS

                  Carefully review this Proxy Statement and the enclosed WHITE PROXY CARD. No matter how many or how few shares of Common Stock you own, YOUR VOTE IS IMPORTANT. Please vote FOR the election of the JMI Nominees to the Board of Directors and FOR the proposal to terminate the Poison Pill by so indicating and by signing, dating and promptly mailing the WHITE PROXY CARD in the enclosed postage-paid envelope.

                  No Proxy Card will be furnished by JMI until such time as a definitive form of the Proxy Statement has been filed with the Securities and Exchange Commission. This Proxy Statement is first being sent or given to holders of the Company's Common Stock on or about August __, 1999. This Proxy Statement has been filed in preliminary form with the Securities and Exchange Commission on August __, 1999, and such preliminary form may thereafter be furnished to stockholders of the Company.


                                 VERY IMPORTANT

                  JMI REQUESTS THAT YOU DO NOT VOTE ON OR RETURN TO THE COMPANY ANY PROXY CARD PROVIDED TO YOU BY THE COMPANY, EVEN TO VOTE AGAINST THE INCUMBENT MEMBERS OF THE BOARD OF DIRECTORS. RETURNING ANY PROXY CARD PROVIDED TO YOU BY THE COMPANY COULD REVOKE THE PROXY CARD THAT YOU SIGN, DATE AND SEND TO JMI. REMEMBER - ONLY YOUR LATEST DATED PROXY CARD WILL COUNT AT THE MEETING!


                   DO NOT SEND ANY PROXY CARD TO THE COMPANY!

                  If you own shares of Common Stock and the stock certificate is in your name, please vote FOR the election of the JMI Nominees to the Board of Directors and FOR the proposal to terminate the Poison Pill by marking, signing, dating and mailing the WHITE PROXY CARD only.

                  If you own shares of Common Stock, but your stock certificate is held for you by a brokerage firm, bank or other institution, it is very likely that the stock certificate is actually in the name of that brokerage firm, bank or other institution. If so, only that entity can execute a Proxy Card and vote your shares of Common Stock. The brokerage firm, bank, or other institution holding the shares of Common Stock for you is required to forward proxy materials to you and to solicit your instructions with respect to the granting of proxies. It cannot vote your shares of Common Stock unless it receives your instructions. IF A BROKERAGE FIRM, BANK, OR OTHER INSTITUTION IS HOLDING SHARES OF COMMON STOCK FOR YOU, PLEASE INSTRUCT THAT ENTITY TO VOTE SUCH SHARES FOR THE ELECTION OF THE JMI NOMINEES TO THE BOARD OF DIRECTORS AND FOR THE PROPOSAL TO TERMINATE THE POISON PILL BY SIGNING, DATING AND MAILING TO JMI ON YOUR BEHALF THE WHITE PROXY CARD PROMPTLY. JMI URGES YOU TO CONFIRM IN WRITING YOUR INSTRUCTIONS TO THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND TO PROVIDE A COPY OF THOSE INSTRUCTIONS TO JMI IN CARE OF D.F. KING & CO., INC. ("D.F.KING") AT THE ADDRESS SET FORTH BELOW SO THAT JMI WILL BE AWARE OF ALL INSTRUCTIONS GIVEN AND CAN ATTEMPT TO ENSURE THAT SUCH INSTRUCTIONS ARE FOLLOWED.

                  Any stockholder giving a proxy may revoke it at any time before it is voted by attending the Annual Meeting and voting his or her shares of Common Stock in person, by giving written notice to the Secretary of the Company at 66 B Street, Needham, Massachusetts 02194 stating that the proxy has been revoked, or by delivery of a proxy bearing a later date.

                  IF YOU HAVE ALREADY RETURNED THE PROXY CARD SUPPLIED BY THE COMPANY'S BOARD OF DIRECTORS, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE BY SIGNING, DATING AND RETURNING THE WHITE PROXY CARD.

                  If you have any questions about executing your WHITE PROXY CARD or require assistance, please contact:

                              D.F. King & Co., Inc.
                           77 Water Street, 20th Floor
                               New York, NY 10005
                            Toll Free: (800) 290-6424
                 Banks and Brokers call collect: (212) 269-5550

                              INFORMATION ABOUT JMI

                  JMI is a major stockholder of the Company which, as of the date of this Proxy Statement, is the beneficial owner of 1,570,200 shares of the Company's Common Stock (or approximately 9.9% of the shares issued and outstanding). It intends to vote its shares FOR the election of the JMI Nominees and FOR the proposal to terminate the Poison Pill.

                  JMI is a wholly-owned subsidiary of Jewelcor, Inc., a Pennsylvania corporation ("JI"), which is a wholly-owned subsidiary of S.H. Holdings, Inc. ("SH"). Seymour Holtzman and Evelyn Holtzman, husband and wife, own, as tenants by the entirety, a controlling interest of SH. The principal businesses of JMI and its related companies are the ownership and operation of upscale retail jewelry stores, the ownership of commercial real estate and investment and management services. Mr. Holtzman is the Chairman of the Board and Chief Executive Officer of each of JMI, JI and SH. The business address and the address of the principal executive offices of JMI is 100 North Wilkes-Barre Blvd., 4th Floor, Wilkes-Barre, Pennsylvania 18702.

                  Seymour Holtzman was originally among the individuals nominated by JMI for election to the Board of Director at the Annual Meeting. In order to reduce the potential for distraction from what JMI sees as the major problems facing the Company, JMI took the step of withdrawing Mr. Holtzman's name as a nominee and instead nominated Jesse H. Choper, a distinguished professor of law already named in JMI's proxy material as a proposed addition to the Board following the Annual Meeting. Mr. Holtzman remains a participant in the solicitation and certain information regarding Mr. Holtzman appears under "Certain Other Information Regarding JMI and the JMI Nominees" below.

                  Additional information about JMI and the JMI Nominees is set forth under the heading "Certain Other Information Regarding JMI and The JMI Nominees" below and in Annex A attached to this Proxy Statement.


                          REASONS FOR THIS SOLICITATION

                  Since Joel Reichman took over as President and CEO of the Company in December 1994, shareholders have watched the value of their investment in the Company steadily erode. Under the leadership of Joel Reichman and the current members of the Board of Directors, the Company has suffered approximately $77 million in operating losses and alarming decreases in both comparable store sales and stock price. The Company belongs to you, the stockholders, and you must decide who should lead it. Don't let the Company's management distract you with unfulfilled promises and personal attacks on stockholders who question management's performance. JMI believes that the real issue is the 79% decline in the Company's stock price since January 1995 and the Company's losses totalling approximately $77 million over the last two and a quarter years. In JMI's opinion Joel Reichman and the current Board of Directors should be held responsible for the performance of the Company under their management.

                  Do you want to keep the current Board of Directors and executive management with the following performance record, as publicly reported in the Company's public filings and statements? We don't think you should.


                                [GRAPHIC OMITTED]


                  $52 MILLION DETERIORATION IN CASH POSITION SINCE JOEL REICHMAN TOOK OVER

         o When Joel Reichman replaced Stanley Berger as President, the Company had approximately $38 million in cash and investments and no bank debt. Now, under the reign of Joel Reichman, the Company has no cash and over $14 million in bank debt (including $2.3 million borrowed just three months ago to fund a trust to provide potential future payments for Joel Reichman and other members of senior management).

                  HUGE OPERATING LOSSES

         o Over the last two fiscal years and the first fiscal quarter of 1999, the Company has suffered enormous operating losses totalling approximately $77 million, or $4.82 per share. The Company has sustained operating losses for nine straight quarters and these losses are continuing.


                                [GRAPHIC OMITTED]

                  STOCK PRICE PLUMMETS

         o Since Joel Reichman became President and CEO, the Company's stock price has dropped from $7.75 on January 28, 1995, to $1.56 at the close of business on August 11, 1999, a decline of approximately 80%. This decline occurred during a period in which the stock market generally has achieved unprecedented increases in value.


                                [GRAPHIC OMITTED]


                  GROSS MARGINS FALL SIGNIFICANTLY

         o Since Joel Reichman became President and CEO, the Company has experienced a substantial erosion in its gross margins. For the fiscal year ended January 28, 1995, the Company's gross margin was 31.6%, compared to 21% for the fiscal year ended January 30, 1999, a decrease of 33%.


                  SALES DECLINE DRAMATICALLY

         o Since February 3, 1996, the Company's annual sales have fallen precipitously from $301,074,000 to $201,634,000, a 33% decline during one of the most robust periods of economic growth in recent history, and comparable store sales within the Company have also decreased. The losing trend continues - the Company's comparable store sales were:

                  o        down 10% in April 1999,

                  o        down 2.6% in May 1999,

                  o        down 3% in June 1999,

                  o        down 11.2% in July 1999,  despite  the fact that U.S.
                           retail sales generally at stores open at least one year rose by 6.7% in July 1999 according to the Lehman Brothers Inc. "Same Store Sales Index".

                  SUBSTANTIAL DECREASE IN NET  WORTH

         o The decrease in the Company's net worth since Joel Reichman became CEO has been approximately $31.5 million, or more than 33%. JMI believes that Joel Reichman and the current Board of Directors should be held responsible for the Company going from being highly profitable to enormously unprofitable, and from being a financially sound company to where it is today. Rather than replacing members of senior management, the Board of Directors continues to retain the same highly paid individuals who, in JMI's view, have caused the Company's financial deterioration.

                      WHAT HAS THE BOARD OF DIRECTORS DONE
                       WHILE STOCKHOLDER VALUE HAS ERODED?

         While stockholder value has plummeted under the leadership of Joel Reichman and the current Board of Directors, the Company's management continues to receive salaries and executive benefits at the same levels.

         Moreover, the current Directors, with the exception of Stanley Berger, own less than 1% of the outstanding Common Stock, and a substantial portion of the Directors' small ownership was given to them by the Company as director fees at no cost to them. After losing approximately $77 million in the past 2 1/4 years, JMI must ask how a responsible Board of Directors can fail to make a change in senior management. JMI believes part of the answer is that these Directors do not share your financial stake in the Company. With the exception of Stanley Berger, who has not been nominated for re-election, the Board of Directors and senior management have very little invested in the Company.


                  DIRECTORS RECENTLY ALLOCATE $3.4 MILLION TO BENEFIT
                  MANAGEMENT

         o Directors Borrow $2.3 Million To Benefit Joel Reichman and Two Other Executives. With the stated justification of retaining certain members of senior management, the Board of Directors borrowed $2.3 million in May to fund a Trust for the benefit of Joel Reichman and two other members of senior management. The Trust, which was created to pay for "golden parachutes" for Joel Reichman, Scott Semel, and Carolyn Faulkner and for other unknown items, has caused the Company to incur interest costs which JMI estimates will amount to approximately $15,000 per month or $90,000 for the initial six month period. These expenses do not include the additional costs of establishing and maintaining the Trust, which are unknown at this time. As far as JMI can determine, the Company has failed to file the Trust with the Securities and Exchange Commission or fully disclose the terms of the Trust to the shareholders.

         o $1.1 Million For Other Executives. In April 1999, the Company disclosed that it had recently entered into additional agreements with "key associates" under which they could receive as much as $1.1 million from the Company under certain circumstances.

         o Based on the current market capitalization of the Company, under these arrangements management could receive amounts totaling more than 13% of the total current market capitalization.

                  EXECUTIVES RETAIN SALARIES AND PERQUISITES WHILE SHAREHOLDER VALUE DROPS

         o Despite the Company's financial woes and the enormous decline in stock price, the Company's executives still maintain the same level of salaries, perquisites and amenities. Examples include:

                  o        Joel Reichman's $375,000 annual salary
                  o        Scott Semel's $290,000 annual salary
                  o        Carolyn Faulkner's $210,000 annual salary
                  o The value of the vehicles owned by the Company (not counting the additional vehicles leased by the
                           Company) has increased approximately 400% from $79,000 in 1994 to approximately $356,000 in 1998, while overall sales have declined by $100 million over the same period.


                  COMPANIES CONTROLLED BY DIRECTORS GRONINGER AND MANUEL PROFIT IN TRANSACTIONS WITH COMPANY

         o In 1994 and 1995, the Company paid $432,000 to a division of Cygne Design, Inc. ("Cygne"), a troubled private label apparel manufacturer, for merchandise to be sold by the Company through its new, and unsuccessful, Boston Trader label. The apparent strategy was for Cygne to become a supplier to the Company. The Boston Trader product line resulted in over $25 million in losses for the Company. Two of the architects of the unprofitable Boston Trader experiment, are Bernard Manuel and James Groninger, current members of the Company's Board of Directors and of the Special Committee created with the stated purpose of enhancing shareholder value. Bernard Manuel is also the principal shareholder and one of two directors of Cygne, with James Groninger, also a Cygne shareholder, being the only other director.

         o        James  Groninger,  a  Director  of the  Company,  is also  the
                  President of the BaySouth Company. As far as JMI can determine, the Company apparently retained outside legal counsel to prepare its Poison Pill and then paid Bay South Company $29,000 just to review this legal document.


MANAGEMENT'S RECENT STOCK TRADING

         On December 8, 1998 Carolyn Faulkner, the Company's Chief Financial Officer, or her husband purchased 12,000 shares of the Company's Common Stock, and on December 9 1998 the Company's Controller purchased 1,000 shares of the Company's Common Stock. Just a few days later, on December 11, 1998, the Company issued a press release announcing that

"its Board of Directors has formed a committee of independent outside directors to consider the Company's strategic alternatives, including a possible sale of the Company, with a view towards maximizing stockholder value in the near term. The Company has retained Shields & Company, Inc. in this regard." Carolyn Faulkner previously owned only 1,000 shares of the Company's stock and had not purchased a single share for more than a year.

         Two weeks earlier, on November 23, 1998, Joel Reichman, President and Chief Executive Officer, and Scott Semel, Executive Vice President and General Counsel, purchased 10,000 and 5,000 shares of the Company's Common Stock, respectively, at prices of $0.88 to $0.94 per share. Given the timing of these trades, as eventually reported by the Company, did these Officers have any inside information which was not yet available to the general public?

         Information regarding the Company's results of operations, financial condition, management benefits and similar matters is taken from the Company's public filings and press releases, including its Form 10-K's, Form 10-Q's and Proxy Statements. Information regarding directors' interests in transactions with the Company and trading in Company stock by the Company's officers is taken from the same sources.


         JMI'S STRATEGY TO SEEK  ENHANCED SHAREHOLDER VALUE

         If the JMI Nominees are elected as Directors of the Company, they intend to immediately take steps seeking to enhance shareholder value, including those summarized below. Of course, there can be no assurance that any of those steps will ultimately be successful or will necessarily enhance shareholder value.:

         o Seek to Reduce Overhead - The JMI Nominees intend to cause the Company to engage the services of the public accounting and consulting firm of Deloitte & Touche, LLP to assist in developing strategies to reduce overhead so that the Company can seek a sustainable competitive advantage. Although the JMI Nominees have not pursued this with Deloitte & Touche in this regard, based on their preliminary review of publicly available information about the Company and the retail sales and other business experience of many of the JMI Nominees, they expect that possible areas of savings could include the following:

                  1. Substantially reduce the size of the Company's corporate office space, together with a commensurate reduction in personnel and other office overhead.
                  2. Eliminate warehouse expenses by shipping merchandise directly to store locations.
                  3. Eliminate all company vehicles and institute a mileage reimbursement program for business related travel.
                  4. Control corporate expenses relating to travel, lodging, and attending conferences, conventions and trade shows.
                  5. Substantially reduce recurring legal, investment banking and other professional and consulting fees relating to the ongoing operation of the business (recognizing that additional fees could be incurred in connection with any potential sale of the Company or other extraordinary transaction).
                  6. Reduce the number of buyers since the Company has essentially only one supplier of merchandise. Based on historical performance information, the Company had been, and in the opinion of JMI's Nominees should again be, able to run a low overhead operation.
                  7. Eliminate in-house legal staff. 8. Maintain better inventory management.

         o Eliminate Anti-Takeover Provisions - Provisions of the Company's By-Laws and Certificate of Incorporation which in JMI's view may discourage acquisition transactions, including the provision prohibiting shareholders from calling special meetings as well as the Poison Pill, will be removed and the provision requiring advance notice of shareholder proposals will be made less stringent. The JMI Nominees believe that many people in the financial community view such anti-takeover provisions with disfavor and think they may have a negative impact on stock value.

         o Implement a Stock Repurchase Program - The JMI Nominees intend to cause the Company to initiate a stock repurchase program to purchase five million (5,000,000) shares of Common Stock. JMI would undertake not to sell any of its shares under the Company's stock repurchase program, giving other shareholders an opportunity to sell more of their shares if they choose to do so. In the context of JMI's prior interest in acquiring the Company, JMI obtained three preliminary financing proposals that would provide for a stock repurchase program and adequate working capital for the Company, and on that basis JMI believes that similar financing would be available from the same sources for a stock repurchase program of the type contemplated if the JMI Nominees are elected (which would require a lower level of borrowing). See "Credit Agreement" below. However, there can no assurance that such a repurchase program can be financed or successfully pursued.

         o Review Potential for Sale of the Company - Beginning in December 1998, the current Board publicly committed to sell the Company at the highest available price in the near term. In response JMI, among others, pursued discussions regarding a potential acquisition of the Company, from which JMI ultimately withdrew (See "Background of JMI's Investment in Designs, Inc." below). The Company has said that the process announced by the current Board did not produce any offers from any potential acquiror other than JMI. However, the JMI Nominees are not confident that the present Board was fully committed to a prompt sale process, and they do not know what other opportunities, if any, may have existed or the circumstances that may have affected the development of other offers. If other bidders encountered the type of difficulties JMI believes it faced in pursuing diligence relating to its own proposal, they may have been discouraged from pursuing a transaction. Moreover, it may be that conditions or the perception of potential acquirors are subject to change. Accordingly, if elected the JMI Nominees would revaluate the possibility of a sale of the Company to enhance value for all shareholders. Among other things, the JMI Nominees intend to promptly retain a New York investment banking firm for that purpose. Any reasonable offer to purchase the Company will be submitted to the shareholders for their vote. Of course, there can be no assurance that any effort by the JMI Nominees in this regard would be successful in identifying and completing a sale.

                  If the JMI Nominees find that a sincere and committed effort does not produce a sale transaction on appropriate terms, they intend to continue a strategy to improve the Company's performance and enhance shareholder value going forward, including the other steps outlined above.

In each case, the JMI Nominees cannot be certain that the steps described can be successfully implemented or will have the intended effect, However, they believe that a new Board of Directors will provide stockholders who are disappointed with the performance of current management with an alternative to seek to enhance shareholder value. JMI is seeking votes from the holders of shares of Common Stock (i) to elect the JMI Nominees to the Board of Directors of the Company and (ii) to adopt the proposal to terminate the Poison Pill. JMI believes that the members of the existing Board of Directors have failed to enhance shareholder value and RECOMMENDS THAT YOU VOTE FOR EACH OF ITS PROPOSALS.

                                 JMI'S PROPOSALS

                           Termination of Poison Pill

         On May 1, 1995, the current Board of Directors of the Company adopted a Poison Pill. According to the Poison Pill, if a person either (i) acquires the beneficial ownership of 15% or more of the Company's Common Stock (an "Acquiring Person") or (ii) acquires the beneficial ownership of 10% or more of the outstanding shares of Common Stock and is declared to be an "Adverse Person" by the Board of Directors (an "Adverse Person"), all shareholders, with the exception of the Acquiring Person or Adverse Person, can exercise certain rights under the Poison Pill that will substantially diminish the voting and ownership rights of the Acquiring Person or Adverse Person.

         JMI believes that the Poison Pill is an impediment to the sale of the Company and serves to perpetuate the incumbency of the Board of Directors and management. The limited changes to the Poison Pill recently implemented by the Company's Board in the context of JMI's possible acquisition of the Company do not appear to JMI to eliminate this concern. Certain of those changes are specific just to JMI and its prior proposal. The other changes appear to create a very limited Poison Pill exception which expires in less than three months (on November 7, 1999). Even during that brief period the exception would apply only to limited types of offers on particular terms (i.e., all cash tender offers for any and all shares at a price of not less than

$3.65 per share and irrevocably committing to effect a second-step merger on stated terms). In JMI's opinion, the Poison Pill may have the effect of discouraging efforts to acquire the Company that might be beneficial to, and supported by, a majority of shareholders. The following proposal would recommend that the Board of Directors of the Company terminate the Poison Pill. The text of the resolution is as follows:

                  "RESOLVED, it is recommended that the Board of Directors of the Company take the necessary steps to terminate the Company's Shareholder Rights Agreement dated as of May 1, 1995, together with any amendments thereto."

                              Election of Directors

                  The Board of Directors of the Company currently consists of six members, each of which shall hold office until the Annual Meeting and until his successor is elected and qualified. According to the preliminary proxy statement filed by the Company's management, the current Board of Directors has determined that the Board of Directors to be elected at the Annual Meeting shall consist of only five members. The Directors elected at the Annual Meeting will serve until the 2000 Annual Meeting of Stockholders and until their respective successors are elected and qualified. JMI is soliciting your proxy at the Annual Meeting for the election of Jesse H. Choper, Joseph Pennacchio, John J. Schultz, Robert L. Patron and Jeremiah P. Murphy, Jr. to the Board of Directors of the Company. If they are elected to the Board, the five current JMI nominees intend to vote to expand the Board to six members and elect Peter R. McMullin to fill the resulting vacancy. Mr. McMullin has agreed to serve if so elected. Accordingly, information concerning Mr. McMullin is included below, and unless otherwise noted all general statements concerning the JMI Nominees also apply to Mr. McMullin. (As noted above, if elected to the Board of Directors, the JMI Nominees also expect to seek to invite Stanley Berger, the Founder, current Chairman of the Board of Directors and former Chief Executive Officer of the Company to rejoin the Board. There can be no assurance that Mr. Berger would agree to serve as a member of the Board if asked.)

          CERTAIN OTHER INFORMATION REGARDING JMI AND THE JMI NOMINEES

                  Set forth below are the name, age, business address, present principal occupation and employment history of each of the JMI Nominees and Mr. McMullin for at least the past five years. This information has been furnished to JMI by the respective Nominees. Each of the Nominees is at least 18 years of age. None of the entities referenced below is a parent or subsidiary of the Company.

                                  JMI NOMINEES

Name, Age and
Business Address                      Principal Occupation and Five Year History
----------------                      ------------------------------------------

John J. Schultz, 62                   Mr. Schultz, who has more than thirty-five
142 Wilton Road West                  years of retail experience,  has served as
Ridgefield, CT 06877                  an  active   consultant   to  the   retail
                                      industry   since   1993,    dealing   with
                                      virtually all major segments of the retail
                                      industry.  From 1991 to 1993,  Mr. Schultz
                                      served as President of the National Retail
                                      Federation,   a  leading  retail  industry
                                      trade association. Previously, Mr. Schultz
                                      served as  Executive  Vice  President  and
                                      General     Merchandise     Manager    for
                                      Bloomingdale's   Department   Stores   and
                                      Sanger  Harris  Department  Stores  and as
                                      President and Chief  Executive  Officer of
                                      B.  Altman  & Co.  Mr.  Schultz  currently
                                      serves   as  a  member  of  the  Board  of
                                      Directors of The Great Train Store,  Inc.,
                                      and Big Smith Brands,  Inc. Mr. Schultz is
                                      a   graduate   of   Fairleigh    Dickenson
                                      University,  Dartmouth  Institute  and the
                                      Federated Senior Management Institute.

Jeremiah P.  Murphy, Jr., 47          Mr. Murphy is the President of the Harvard
1400 Massachusetts Ave.               Cooperative  Society (the  "Coop"),  a 117
Cambridge, MA 02138                   year old  member  based  retail  business.
                                      Since  becoming  President  in November of
                                      1991,   Mr.   Murphy  has   directed   the
                                      restructuring   and  right-sizing  of  the
                                      Cooperative's  retail  operations  and has
                                      returned the Cooperative to profitability.
                                      Mr.  Murphy is  presently  overseeing  the
                                      expansion  of  the  Cooperative's  catalog
                                      operations and web based membership system
                                      with  E-Commerce  capabilities.  From July
                                      1987 to  November  1991,  Mr.  Murphy  was
                                      Vice-President/General  Manager for Neiman
                                      Marcus' largest and most profitable retail
                                      store,  located in Northpark Mall, Dallas,
                                      Texas.  Mr.  Murphy  previously  served in
                                      various other  managerial  capacities with
                                      Neiman Marcus from July 1977 to July 1987.
                                      Mr.  Murphy  received a B.A.  from Harvard
                                      College  in  1973  and  his  M.B.A.   from
                                      Harvard Business School in 1977.

Joseph Pennacchio, 52                 Mr.  Pennacchio  has been the President of
14001 N.W. 4th Street                 Aurafin  LLC,  a  privately  held  jewelry
Sunrise, FL                           manufacturer and wholesaler since December
                                      1997.  From June 1996 to December  1997 he
                                      was a retail consultant.  From May 1994 to
                                      May 1996 Mr.  Pennacchio was the President
                                      of  Jan  Bell  Marketing,   Inc.,  a  $250
                                      million jewelry retailer, which is traded on the American Stock Exchange. He has previously served as the President of Jordan Marsh Department Stores; the Senior
                                      Vice President for all Merchandising at Abraham & Strauss Department Stores; the
                                      Group Vice  President of  Merchandising  -
                                      Textiles at R.H. Macy.

Robert L.  Patron, 53                 Mr. Patron is a lawyer and  investor.  Mr.
641 Seneca Road                       Patron  had been a real  estate  developer
Great Falls, VA 22066                 who,   since  1968,  was  engaged  in  the
                                      construction  and  commercial  leasing  of
                                      shopping   centers.   From  his  years  of
                                      leasing  to  national  retail   department
                                      stores and other  tenants,  Mr. Patron has
                                      acquired    extensive     experience    in
                                      addressing  and  negotiating  the  various
                                      real estate  issues that  confront  retail
                                      operations.  Through the years, Mr. Patron
                                      has  developed  or  acquired  a  financial
                                      interest   in  over  65   commercial   and
                                      residential   properties   located  in  13
                                      states. In 1994 Mr. Patron temporarily curtailed his activities to attend the George Washington University School of Law where he attained his law degree at the age of 53.

Jesse H. Choper, 63                   Mr. Choper is the Earl Warren Professor of
University  of  California  at        Public Law at the University of California
Berkley  Berkeley  School of Law      at School of Law where he has taught since
Boalt Hall                            1965. Professor Choper was the Dean of the
Berkeley,  CA 94720                   Law School from 1982 to 1992.  In 1996, he
                                      was a visiting  professor  at Harvard  Law
                                      School,  University  of Milan in Italy Law
                                      School   and   Universitad   Autonoma   in
                                      Barcelona,   Spain.  From  1960  to  1961,
                                      Professor Choper was a law clerk for Supreme Court Chief Justice Earl Warren.


 If elected, the JMI Nominees intend to vote to expand the Board to six members and add the following individual.

Peter R.  McMullin, 56                Mr. McMullin, is an investment analyst and
2101 Corporate Boulevard              the   co-founder  of  Southeast   Research
Suite 402                             Partners,     Inc.    ("Southeast").   Mr.
Boca Raton, FL 33431                  McMullin  had  been  an   Executive   Vice
                                      President  and  a  Managing   Director  of
                                      Southeast  from its inception in June 1990
                                      until July 1999, when it merged with Ryan,
                                      Beck & Co.  Since 1997,  Mr.  McMullin has
                                      been the Executive Vice  President,  Chief
                                      Investment   Officer  and  a  director  of
                                      Research Partners International, a company
                                      that  provides   institutional   research,
                                      investment banking, securities brokerage and trading services through its principal subsidiaries. Mr. McMullin has 29 years experience as an analyst in the retail and consumer products areas in both the U.S.
                                      and Canada.

                  Each of the JMI Nominees has consented to serve as a director of the Company and, if elected, intends to discharge his duties as a director in compliance with all applicable legal requirements, including the general fiduciary obligations imposed upon corporate directors.

                  Except as set forth in this Proxy Statement or in Annex A hereto, to the best knowledge of JMI, none of the Nominees is employed by JMI or Seymour Holtzman. All of the Nominees are citizens of the United States. Mr. McMullin is also a citizen of Canada.

                  Except as set forth in this Proxy Statement or in Annex A hereto, to the best knowledge of JMI, none of JMI, any of the persons participating in this solicitation on behalf of JMI, the JMI Nominees and, with respect to items (i), (vii) and (viii) of this paragraph, any associate (within the meaning of Rule 14a-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the foregoing persons (i) owns beneficially, directly or indirectly any securities of the Company, (ii) owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company, (iii) owns any securities of the Company of record but not beneficially, (iv) has purchased or sold any securities of the Company within the past two years, (v) has incurred indebtedness for the purpose of acquiring or holding securities of the Company, (vi) is or has within the past year been a party to any contract, arrangement or understanding with respect to any securities of the Company,
(vii) since the beginning of the Company's last fiscal year has been indebted to the Company or any of its subsidiaries in excess of $60,000 or (viii) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the Company or any of its affiliates will or may be a party. In addition, except as set forth in this Proxy Statement or in Annex A hereto, to the best knowledge of JMI, none of JMI, any of the persons participating in this solicitation on behalf of JMI, the JMI Nominees and any associates of the foregoing persons, has had or is to have a direct or indirect material interest in any transaction or proposed transaction with the Company in which the amount involved exceeds $60,000, since the beginning of the Company's last fiscal year.

                  Except as set forth in this Proxy Statement or in Annex A hereto, to the best knowledge of JMI, none of the Nominees, since the beginning of the Company's last fiscal year, has been affiliated with (i) any entity that made or received, or during the Company's current fiscal year proposes to make or receive, payments to or from the Company or its subsidiaries for property or services in excess of five percent of either the Company's or such entity's consolidated gross revenues for its last full fiscal year, or (ii) any entity to which the Company or its subsidiaries was indebted at the end of the Company's last full fiscal year in an aggregate amount exceeding five percent of the Company's total consolidated assets at the end of such year. None of the JMI Nominees is or during the Company's last fiscal year has been affiliated with any law or investment banking firm that has performed or proposes to perform services for the Company.

                  To the best knowledge of JMI, none of the corporations or organizations in which the JMI Nominees have conducted their principal occupation or employment was a parent, subsidiary or other affiliate of the Company, and the JMI Nominees do not hold any position or office with the Company or have any family relationship with any executive officer or director of the Company or have been involved in any proceedings, legal or otherwise, of the type required to be disclosed by the rules governing this solicitation.

                  JMI has agreed to indemnify each of the Nominees against certain liabilities, including liabilities under the federal securities laws, in connection with this proxy solicitation and such person's involvement in the operation of the Company and to reimburse such Nominee for his out-of-pocket expenses.

                  As noted above, if elected to the Board of Directors the JMI Nominees also expect to seek to invite Stanley Berger to re-join the Board.

                  Seymour Holtzman and JMI have engaged in other proxy contests in recent years. In October 1995, Seymour Holtzman sought proxies from the stockholders of First Financial Corporation of Western Maryland ("FFWM") in connection with FFWM's 1995 annual meeting of stockholders (1) to elect a slate of directors nominated by Mr. Holtzman to FFWM's Board of Directors and (2) to vote against the adoption of FFWM's stock option plan, which was proposed by FFWM's Board of Directors. Mr. Holtzman was successful in defeating the adoption of the stock option plan, but narrowly lost the proposal for the election of his director nominees. In connection with FFWM's 1996 annual meeting of stockholders, Seymour Holtzman also sought proxies from the stockholders of FFWM to elect four individuals nominated by Mr. Holtzman to FFWM's Board of Directors. Mr. Holtzman agreed to withdraw his proposal for election of directors after FFWM hired an investment banking firm to pursue a sale or merger of the bank. FFWM ultimately merged with Keystone Financial Inc.

                  JMI filed a preliminary proxy statement in connection with the 1999 annual meeting of stockholders of Little Switzerland, Inc. ("LSVI"), which meeting was scheduled to be held on February 25, 1999. JMI's preliminary proxy statement related to its intent to solicit proxies to elect certain individuals nominated by JMI to the Board of Directors of LSVI. In February, 1999, JMI and LSVI settled the potential proxy contest. As part of the settlement, LSVI's Board of Directors agreed to nominate certain of JMI's director nominees to the LSVI Board of Directors. In addition, JMI engaged in a consent solicitation with respect to the Company. See "Background of JMI's Investment in Designs, Inc." below.

                 BACKGROUND OF JMI'S INVESTMENT IN DESIGNS, INC.

                  Beginning in October 1998, JMI began to acquire shares of Common Stock because JMI believed that the then current trading prices of the Common Stock did not adequately reflect the value of the underlying business and assets of the Company.

                  On November 27, 1998, JMI, JI, SH and Seymour and Evelyn Holtzman (the "Reporting Persons") filed with the Securities and Exchange Commission a Statement on Schedule 13D (the "Schedule 13D") reporting that JMI had acquired in excess of 5% of the outstanding shares of the Common Stock. On December 1, 1998 the Reporting Persons filed an amendment to the Schedule 13D reporting that JMI had acquired an additional 528,500 shares of Common Stock, bringing JMI's ownership to approximately 9.9% of the Common Stock last reported by the Company as outstanding. The total amount of funds required to purchase the shares of Common Stock acquired by JMI since October 26, 1998 was $976,978.50, all of which was obtained through credit made available to JMI under standard margin agreements with a registered broker dealer entered into in the ordinary course of business.

                  Seymour Holtzman was originally among the individuals nominated by JMI for election to the Board of Directors at the Annual Meeting and remains a participant in this solicitation. He is the Chairman of the Board and Chief Executive Officer of JMI and with his wife owns, as tenants by the entirety, a controlling interest in JMI's ultimate parent company, S.H. Holdings, Inc. Mr. Holtzman, age 63, maintains a business address at 100 North Wilkes-Barre Blvd., Wilkes-Barre PA 18702. Mr. Holtzman has been involved in the retail business for over 30 years. For many years he has been the President and Chief Executive Officer of Jewelcor, Inc., formerly a New York Stock Exchange company that operated a nationwide chain of retail stores. In addition, from 1986 to 1988 Mr. Holtzman was the Chairman of the Board and Chief Executive Officer of Gruen Marketing Corporation, an American Stock Exchange company involved in the nationwide distribution of watches and the operation of retail factory outlet stores. Mr. Holtzman is the Chief Executive Officer of Jewelcor Management, Inc.; C.D. Peacock, Inc., a prominent Chicago, Illinois retail jewelry establishment; and S.A. Peck & Company, a retail and mail order jewelry company based in Chicago, Illinois, which has operated a retail internet division for over 5 years; as well as other affiliated entities. Mr. Holtzman is also a member of the Board of Directors of Ambanc Holding Co., Inc., the parent company for a $730 million bank. Unless otherwise noted all general statements concerning the JMI Nominees also apply to Mr. Holtzman.

                  On December 7, 1998, JMI commenced a consent solicitation requesting that the shareholders of the Company vote for its proposals to (i) remove all current members of the Company's Board of Directors other than Stanley I. Berger; (ii) elect Seymour Holtzman, Peter R. McMullin, Steve R. Tomasi, Jesse H. Choper and Deborah M. Rhem-Jackson as directors of the Company;
(iii) amend certain sections of the By-Laws of the Company; and (iv) repeal any By-Laws adopted by the Board of Directors subsequent to December 11, 1995 other than the By-Laws adopted as contemplated by the consent solicitation.

                  Based on information obtained from JMI's proxy solicitation firm, shareholders representing approximately 42.8% of the total outstanding shares of Common Stock of the Company voted in favor of JMI's proposals in response to the December 1998 solicitation.

                  In response to the consent solicitation the Company indicated a commitment to sell the Company at the highest available price in the near term. Thereafter, JMI pursued preliminary discussions with the Company with respect to a potential acquisition.

                  JMI indicated, based on the status of discussions and outstanding questions and issues regarding the Company, including, among other things, significant tax and other diligence items, that it was not yet prepared to make an unconditional proposal to acquire the Company. Nevertheless, the Company's investment bankers requested that JMI submit an immediate proposal subject to any appropriate conditions. Accordingly, on April 28, 1999, JMI submitted to the Company a proposal, subject to certain express terms and conditions, under which JMI stated it would explore the purchase of all of the issued and outstanding capital stock of the Company. A copy of JMI's April 28, 1998 letter is annexed hereto as Annex B.

                  On May 5, 1999, the Special Committee of the Board of Directors of the Company responded to JMI's April 28, 1999 proposal.

                  On June 24, 1999,  JMI  withdrew  its April 28, 1999  proposal based on Designs' failure to comply with JMI's conditions and requests and to provide JMI with all of the information that it sought in connection with its due diligence. Copies of Seymour Holtzman's correspondence to James G. Groninger, Chairman of the Special Committee of the Board of Directors of the Company, which set forth the basis of JMI's withdrawal of its proposal, are annexed hereto as Annex C and Annex D. The issues of concern to JMI are described in that correspondence. JMI requested a variety of information as a condition to proceeding with its consideration of a transaction. In JMI's view, the responses to those requests were unsatisfactory, with material being denied or delayed. In fact, the Company did not respond to certain requests until JMI had withdrawn its acquisition proposal entirely.


                       POTENTIAL EFFECTS OF THE PROPOSALS

                  Set forth below is a description of certain provisions of certain agreements to which the Company is a party which may be affected as a result of the election of the JMI Nominees and which appear to JMI to have the potential to materially impact the Company. This description is qualified in its entirety by reference to such agreements which have been filed by the Company with the Commission. The election of the JMI Nominees may trigger "change of control" provisions in certain agreements to which the Company is a party. Other documents or arrangements applicable to the Company not available to or not reviewed by JMI may affect the matters described below or may be affected by the matters contemplated by this Proxy Statement.

Credit Agreement

                  On June 4, 1998 the Company amended its asset based lending agreement (the "Lending Agreement") with BankBoston Retail Finance, Inc. ("BankBoston"). The Lending Agreement allows the Company to borrow an amount equal to up to 65% of its inventory. As of ___, 1999 the aggregate amount currently available to be borrowed was approximately $37 million and the Company currently has an outstanding balance under the Lending Agreement of approximately $14 million. The Lending Agreement provides that the change of a majority of the Board of Directors would constitute a change of control which would constitute an "event of default." Upon the occurrence of an "event of default" any and all "Liabilities" shall either (i) become due and payable without any further act on the part of BankBoston or any other lender or (ii) become immediately due and payable, at the option of BankBoston without notice or demand. Liabilities include, among other things, the obligation to pay any loan or advance and any interest thereon. JMI expects to cause the Company to seek to have BankBoston confirm that no "change of control" has occurred or waive the effects of any such "change of control." If BankBoston declares a default, JMI will assist the Company in making other financing arrangements to replace the Lending Agreement. In this regard, JMI has already received three comparable proposals from financial institutions. There can be no assurance that either of the foregoing can be implemented or agreed, or if implemented or agreed, the terms on which such implementation or agreement may be reached.

Employment Agreements

                  The Company has entered into employment agreements (each an "Employment Agreement" and collectively, the "Employment Agreements") with each of Joel H. Reichman, the President and Chief Executive Officer, Scott N. Semel, Senior Vice President, General Counsel and Secretary, and Carolyn Faulkner, Vice President and Chief Financial Officer (each an "Executive" and collectively, the "Executives") which contain "golden parachute provisions". The Employment Agreements provide that removal and replacement of a majority of the Board of Directors would constitute a "change of control."

                  If, among other things, the Company shall fail to renew such Executive's Employment Agreement within two years of a "change of control," or if any of the Executives is terminated without justifiable cause, the Company shall upon such termination, immediately pay such Executive, the greater of (i) two times the then annual salary of such Executive or (ii) 1/12 of such Executive's then annual salary multiplied by the number of months remaining in the term (the "Severance Period"). In addition, the Company shall continue to allow such Executive to participate, at the Company's expense, in the Company's health insurance and disability insurance programs, to the extent permitted under such programs, during the Severance Period and shall pay such Executive additional compensation to enable such Executive to pay any tax that may be imposed by Section 280G of the Internal Revenue Code of 1986, as amended. Based on publicly available filings, the current annual salaries of each of Mr. Reichman, Mr. Semel and Ms. Faulkner are $375,000, $290,000 and $210,000, respectively.

Stock Options

                  Pursuant to the Company's 1992 Stock Incentive Plan, as amended (the "1992 Stock Incentive Plan"), incentive and non-incentive stock options, unrestricted and restricted stock awards and performance share awards may be granted to full or part time officers and other selected employees of the Company and its subsidiaries. In addition, the 1992 Stock Incentive Plan provides that each non-employee director of the Company that is elected by the stockholders initially will be granted, upon such election, a stock option to purchase up to 10,000 shares of the Company's Common Stock at the then fair market value of the Common Stock. The 1992 Stock Incentive Plan also provides that each non-employee director of the Company that is re-elected to the Board is granted, upon such re-election, a stock option to purchase up to 3,000 shares of Common Stock at the then fair market value of the Common Stock.

                  Each stock option granted under the 1992 Stock Incentive Plan will automatically become fully exercisable upon a "change of control." For purposes of the 1992 Stock Incentive Plan, the Election of the JMI Nominees would constitute a "change of control." In addition, upon a "change of control" all restrictions on restricted stock are automatically deemed waived and the recipients of such restricted stock awards shall become entitled to receipt of the stock subject to such awards.

                  Based on the Company's proxy statements for the annual meetings of stockholders for each of 1996, 1997, and 1998 the senior officers hold options to acquire a total of 700,000 shares at prices ranging from $6.125 to $12.00 per share.

Trademark and License Agreement

                  The Company is a party to an Amended and Restated Trademark License

Agreement (the "License Agreement") with Levi Strauss & Co. ("Levi Strauss") pursuant to which, among other things, Levi Strauss has granted certain rights to use certain Levi Strauss trademarks in connection with the Company's business. The License Agreement purports to restrict assignments, sublicenses or other transfers (a "transfer") by the Company of its rights or obligations under the License Agreement without the prior written approval of Levi Strauss, and to further provide that a "transfer" shall include any direct or indirect transfer of control of the Company. This is a typical provision in a license agreement.

                  The License Agreement does not specifically define "transfer of control". While neither JMI nor, to its knowledge, the Company has obtained a legal opinion on this point, JMI believes that the mere election of new Directors at the scheduled expiration of their predecessors' stated terms, by vote of shareholders at their regular annual meeting, should not properly be viewed a transfer of control. (Among other things, in the other material third-party agreement where a similar issue may arise, the Company's Lending Agreement, different language is used, referring to "change" rather than "transfer," and it is explicitly stated that change of a majority of the Board will be treated as such a change for purposes of that Lending Agreement.) The License Agreement further provides that any attempt to "transfer" without the prior written consent of Levi Strauss shall be void and deemed a material breach of the license Agreement, which would purport to permit Levi Strauss, among other remedies available under law, to terminate the License Agreement 120 days after written notice is given to the Company, unless the breach is cured.

                  While JMI does not believe that a change in the Board of Directors pursuant to a validly authorized shareholder action at the annual meeting constitutes a "transfer" under the License Agreement, following the filing of its preliminary proxy material, JMI received a letter from a representative of Levi Strauss taking the position that election of the JMI Nominees would constitute such a "transfer". That letter also expressed a belief that it was unlikely that JMI would establish a productive working relationship with Levi Strauss. JMI has endeavored to correct what it believes to be a misimpression on the part of Levi Strauss which it believes to have formed the basis of this communication which appears to reflect the mischaracterization by the Company's present management of the process of JMI's discussions concerning a possible acquisition of the Company last spring, JMI will continue to address this subject with Levi Strauss as appropriate with a view to maintaining a good relationship between the Company and Levi Strauss. JMI recognizes the possibility that issues raised (inaccurately, in JMI's view) about the discussions earlier this year regarding a potential acquisition of the Company and communications relating to that process may concern and distract shareholders. Accordingly, in addition to seeking to address any matter of concern to Levi Strauss, JMI has taken the step of withdrawing Seymour Holtzman's name as a nominee for election to the Company's Board. If elected, the JMI Nominees would seek to have Levi Strauss confirm that no "transfer" or breach has occurred or, given the position already stated, waive the occurrence of any "transfer" or breach. Especially given the letter received by JMI, however, there can be no assurance that Levi Strauss would so agree and, if (i) it were ultimately determined that a "transfer" and breach had occurred, (ii) such breach were not cured within the requisite time period and (iii) Levi

Strauss were to ultimately terminate the License Agreement, the Company's business could be materially adversely effected. Of course, any sale of the Company that might emerge in the future (like any sale the Company might have proceeded with last spring) would likely involve a transfer of control under the Levi Strauss agreement, and any such transfer without the approval of Levi Strauss could have the same sort of material negative impact on the Company. The JMI Nominees would not expect that a potential acquiror would wish to complete an acquisition of the Company without the approval of Levi Strauss.


                           VOTING AND PROXY PROCEDURES

                  The presence in person or by proxy of a majority of the outstanding shares of the Common Stock will constitute a quorum at the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote on each matter properly presented at that meeting and a majority of the votes properly cast that meeting will be required to approve any proposal presented at the Annual Meeting, with the exception of the election of directors.

                  Directors of the Company are elected by a plurality of the votes cast by the stockholders entitled to vote at a meeting at which a quorum is present. A plurality means that the nominees with the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the meeting. Consequently, election of the JMI Nominees requires the affirmative vote of a plurality of the votes cast in the election at the Annual Meeting, assuming a quorum is present or otherwise represented at the Annual Meeting.

                  Shares of Common Stock that reflect abstentions or "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. In addition, abstentions will be treated as votes cast against a particular proposal while broker non-votes will have no impact on the outcome of the vote on a particular proposal. With respect to the election of the JMI Nominees as directors, votes may only be cast in favor of or withheld from the JMI Nominees; there is no ability to abstain. In addition, broker non-votes will have no effect on the outcome of the election of JMI Nominees as directors.

                  If no directions are given and the signed WHITE PROXY CARD is returned, the attorneys-in-fact appointed in the proxy will vote the shares of Common Stock represented by that WHITE PROXY CARD FOR the election of the JMI Nominees and FOR the proposal to terminate the Poison Pill.

                  Stockholders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting.

                  At the Annual Meeting, five Directors are to be elected for a term expiring at the 2000 annual meeting and until their successors have been duly elected and qualified. JMI is soliciting your proxy in support of the election of the JMI Nominees. If you wish to vote for the JMI Nominees by proxy, you must submit the WHITE PROXY CARD furnished to you by JMI and must NOT submit the Board of Directors' Proxy Card. A stockholder may not submit a proxy card to vote for both the JMI Nominees and the Company's nominees. If a stockholder submits both a WHITE PROXY CARD and the Company's Proxy Card, only the latest dated proxy will be counted.

                                    IMPORTANT

                  JMI REQUESTS THAT YOU DO NOT VOTE ON OR RETURN TO THE COMPANY ANY PROXY CARD PROVIDED TO YOU BY THE COMPANY, EVEN TO VOTE AGAINST THE INCUMBENT BOARD'S SLATE OF NOMINEES. RETURNING ANY PROXY CARD PROVIDED TO YOU BY THE COMPANY COULD REVOKE THE WHITE PROXY CARD THAT YOU SIGN, DATE AND SEND TO JMI.

                  Any stockholder giving a proxy may revoke it at any time before it is voted by attending the Annual Meeting and voting his or her shares of the Company's Common Stock in person, by giving written notice to the Secretary of the Company at 66 B Street, Needham, Massachusetts 02494 stating that the proxy has been revoked, or by delivery of a proxy bearing a later date.

                  An executed proxy card may be revoked at any time by marking, dating, signing and delivering a written revocation before the time that the action authorized by the executed proxy becomes effective. A revocation may be in any written form validly signed by the record holder as long as it clearly states the intention to revoke. Delivery of a later proxy card which is properly completed will also constitute a revocation of an earlier proxy. Although a revocation is effective if delivered to the Company, JMI requests that either the original or photostatic copies of all revocations of proxies be mailed or delivered to D.F. King & Co., Inc., at the address set forth below, so that it will be aware of all revocations and can more accurately determine which proxies that have been received are valid.

                              D.F. King & Co., Inc.
                           77 Water Street, 20th Floor
                               New York, NY 10005
                             Toll Free: 800-290-6424
                  Banks and Brokers call collect: 212-269-5550


                  STOCKHOLDERS OF RECORD ON THE RECORD DATE ARE ELIGIBLE TO VOTE ON THE MATTERS DISCUSSED ABOVE. ANYONE OWNING SHARES OF THE COMPANY'S COMMON STOCK BENEFICIALLY (BUT NOT OF RECORD), SUCH

AS A PERSON WHOSE OWNERSHIP OF SHARES IS THROUGH A BROKER, BANK OR OTHER FINANCIAL INSTITUTION, SHOULD CONTACT THAT BROKER, BANK OR FINANCIAL INSTITUTION WITH INSTRUCTIONS TO EXECUTE THE WHITE PROXY CARD ON HIS OR HER BEHALF OR TO HAVE THE BROKER, BANK OR FINANCIAL INSTITUTION'S NOMINEE EXECUTE THE WHITE PROXY CARD.

                      SOLICITATION OF PROXIES AND EXPENSES

                  Proxies may be solicited by JMI and by its agents by mail, telephone, telegraph and personal solicitation. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward proxy solicitation material to the beneficial owners of Common Stock that such institutions hold of record. The JMI Nominees, as well as Mr. McMullin, together with employees and advisers of JMI and its affiliates, may participate in the solicitation of proxies.

                  JMI has retained D.F. King & Co., Inc. to assist it in the solicitation of proxies and for related services. Approximately 20 employees of D.F. King & Co., Inc. will engage in the solicitation. JMI has agreed to pay D.F. King & Co., Inc. an estimated fee of up to $30,000 and has agreed to reimburse it for its reasonable out-of-pocket expenses. D.F. King & Co., Inc. will solicit proxies for the Annual Meeting from individuals, brokers, banks, nominees and other institutional holders. JMI estimates that its total expenditures relating to this proxy solicitation, including fees of D.F. King & Co., will be approximately $________. Total expenditures to date relating to this proxy solicitation have been approximately $2,000.

                  The entire expense of preparing and mailing this Proxy Statement and the total expenditures relating to the solicitation of proxies (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, consultants, accountants, public relations, transportation and litigation) will be borne by JMI.

                  JMI expects to seek reimbursement from the Company for its expenses in connection with this proxy solicitation if the JMI Nominees are elected to the Board of Directors. This request will not be submitted to a stockholder vote.


                             ADDITIONAL INFORMATION

                  Reference is made to the Proxy Statement that JMI expects will be filed by the Board of Directors of the Company for information concerning the Common Stock (including the number of issued and outstanding shares as of the Record Date), beneficial ownership of Common Stock by, and other information concerning, the Company's management and directors, the Company's independent public accountants, the principal holders of Common Stock and procedures for submitting proposals for consideration at the 1999 Annual Meeting.

                  Stockholders are referred to the Company's Proxy Statement with respect to the compensation and remuneration paid and payable and other information related to the Company's officers and directors, beneficial ownership of the Company's securities and the procedures for submitting proposals for consideration at the 2000 annual meeting of the stockholders of the Company.

                  Stockholders of the Company are not entitled to appraisal rights in connection with the matters set forth in this Proxy Statement.

                  Except as otherwise noted herein, the information concerning the Company has been taken from or is based upon documents, and records on file with the Securities and Exchange Commission and other publicly available information. JMI does not take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events that may affect the significance or accuracy of any such information.

                  Time is critically short. Please sign, date and mail the enclosed WHITE PROXY CARD today in the envelope provided. Only your latest dated Proxy Card will count.

                  If you have any questions about giving your proxy or require assistance in voting your shares of Common Stock, please call:

Seymour Holtzman                                Richard Huffsmith
Jewelcor Companies                              Jewelcor Companies
100 North Wilkes-Barre Boulevard       or       100 North Wilkes-Barre Boulevard
Wilkes-Barre, PA 18702                          Wilkes-Barre, PA 18702
Phone: (800) 880-6972                           Phone: (800) 880-6972


                                                JEWELCOR MANAGEMENT, INC.


August _______, 1999

                                     ANNEX A

                   TRANSACTIONS IN DESIGNS, INC. COMMON STOCK
                             BY JMI AND JMI NOMINEES

   The following table sets forth information with respect to all purchases of Common Stock of the Company by JMI during the past two years. Except as set forth below, to the knowledge of JMI, no participant in this solicitation or JMI Nominee has purchased or sold securities of the Company within the past two years.


JEWELCOR MANAGEMENT, INC.

Trade Date                 Number of Shares Purchased               Total Cost
----------                 --------------------------               ----------
 10/26/98                            50,000                         $36,765.00
 11/9/98                            225,000                        $164,265.00
 11/10/98                           166,700                        $105,036.00
 11/17/98                           600,000                        $330,015.00
 11/30/98                           528,500                        $340,897.50

Please see the section titled "Information about JMI" in this Proxy Statement for information regarding the relationship between JMI, Mr. Seymour Holtzman and certain other persons.

                                  FORM OF PROXY

                                  DESIGNS INC.

                         ANNUAL MEETING OF STOCKHOLDERS

         THIS PROXY IS SOLICITED ON BEHALF OF JEWELCOR MANAGEMENT, INC.
     FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 22, 1999

         The undersigned stockholder of Designs, Inc. hereby appoints ____________________ and _________________, and each of them with full power of substitution and to each substitute appointed pursuant to such power, as proxy or proxies, to cast all votes, as designated hereon, which the undersigned stockholder is entitled to cast at the Annual Meeting of the Stockholders of Designs, Inc. to be held at 1:00 p.m. local time on September 22, 1999, at One Post Office Square, Boston, Massachusetts 02109, and, at any and all adjournments and postponements thereof, with all powers which the undersigned would possess if personally present (i) as designated below with respect to the matters set forth below and described in the accompanying Notice and Proxy Statement, and (ii) in their discretion with respect to any other business that may properly come before the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore given by the undersigned to others for such Annual Meeting.

         THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF ALL NOMINEES LISTED IN PROPOSAL 1 AND (2) FOR PROPOSAL 2.

                              PLEASE ACT PROMPTLY.
            PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD
                  AND RETURN IT IN THE ENCLOSED ENVELOPE TODAY


1. ELECTION OF DIRECTORS: To elect the nominees for director below for a term of one year;

         FOR all nominees listed below   |_|           WITHHOLD AUTHORITY   |_|
         (except as marked to the contrary below)      to vote for all nominees
                                                       listed below

         (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

         John J. Schultz                    Robert L. Patron
         Jeremiah P. Murphy, Jr.            Jesse H. Choper
         Joseph Pennacchio


2. Jewelcor Management, Inc.'s proposal to terminate the Shareholder Rights Agreement, dated as of May 1, 1995.

                  FOR |_|             AGAINST |_|          ABSTAIN |_|

         This proxy may be revoked prior to the time it is voted by delivering to the Secretary of the Company either a written revocation or a proxy bearing a later date or by appearing at the Annual Meeting and voting in person.

                                       Dated:_________________________________

                                       Signature:_____________________________

                                       Signature:_____________________________

                                       Title:_________________________________

                                       Please date and sign here exactly as name appears hereon. When signing as attorney, administrator, trustee or guardian, give full title as such; and when stock has been issued in the name of two or more persons, all must sign.